Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
January 25, 2018	TRADED: Nasdaq

LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
WESTERVILLE, Ohio, January 25 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s fiscal second quarter ended December 31, 2017. Highlights for the quarter are as follows:

•	Consolidated net sales decreased 2.2% to $319.7 million versus $326.8 million last year.

•
Retail net sales declined 1.9% to $179.3 million as continued growth for Olive Garden® dressings, a full quarter of sales contribution from Angelic Bakehouse, reduced trade spending and lower coupon expenses were more than offset by the impact of disruptions in the production and supply of our New York BRAND® Bakery frozen garlic breads and a slowdown in late-December outbound shipments due to insufficient freight capacity.

•
Foodservice net sales decreased 2.5% to $140.4 million driven by the ongoing challenges of diminished customer traffic and lower same-store sales in the U.S. restaurant industry. Sales to our national chain restaurant accounts, including limited-time-offer programs, were below the prior-year amount, partially offset by inflationary pricing. Consistent with the Retail segment, late-December outbound shipments of products to Foodservice customers were slowed by insufficient freight capacity.

•
Consolidated gross profit declined $9.8 million to $83.9 million driven by the impact of the lower sales volume, notably higher commodity costs and increased freight costs. Savings realized from our lean six sigma program and inflationary Foodservice pricing served to partially offset these costs. Note that the prior-year results reflect the benefit of significantly lower ingredient costs with only a modest offset from deflationary pricing which, combined with the lower freight costs, led to last year’s record-high gross profit in the second fiscal quarter. Selling, general and administrative expenses increased $2.3 million driven by increased amortization and other recurring noncash charges attributed to Angelic Bakehouse, continued investments in business growth initiatives and a favorable non-recurring item in the prior-year’s corporate expenses related to closed business operations.

•
Consolidated operating income declined to $47.3 million from $59.4 million in the prior year on the lower gross profit and increased SG&A expenses. The Retail and Foodservice segments were unfavorably influenced by the factors referenced above, resulting in operating margin declines from 23.5% to 20.8% in Retail and from 13.3% to 9.6% in Foodservice.

MORE. . .

PAGE 2 / LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS

•
Net income was $45.9 million, or $1.67 per diluted share, compared to $39.0 million, or $1.42 per diluted share, last year. The taxes based on income amount of only $1.8 million in the current-year quarter reflects the favorable impact of the Tax Cuts and Jobs Act of 2017 (“Tax Act”), which includes the cumulative effect of both a lower federal income tax rate and a one-time benefit of $9 million resulting from the preliminary re-measurement of our net deferred tax liability. The estimated favorable impact of the Tax Act on second quarter net income was $14.5 million, or $.53 per diluted share.

•
The regular quarterly cash dividend paid on December 29, 2017 was $.60 per share, a nine percent increase over last year’s amount. The company’s balance sheet remained debt free on December 31, 2017 with $178.8 million in cash and equivalents.

For the six months ended December 31, 2017, net sales were nearly flat at $618.6 million compared to $618.1 million a year ago. Including the beneficial impacts of the Tax Act, net income for the six-month period totaled $75.3 million, or $2.74 per diluted share, versus the prior-year amount of $72.4 million, or $2.63 per diluted share. Based on the Tax Act’s lower federal income tax rate and excluding the one-time benefit of $9 million resulting from the preliminary re-measurement of our net deferred tax liability, the year-to-date effective tax rate was reduced to 28.3% to reflect the blended tax rate for the full fiscal year ending June 30, 2018.
CEO David A. Ciesinski commented, “Our fiscal second quarter was marked by several challenges including a shortfall in our projected net sales with the production and supply disruption for our New York BRAND® Bakery frozen garlic breads notably impacting our Retail segment results. The continued slowdown in away from home dining and lower levels of limited-time-offer program volumes combined to impact our Foodservice business. The net sales declines were compounded by commodity cost headwinds and increased freight costs. We are implementing corrective actions to recover and meet demand for the frozen garlic bread products, but nonetheless expect those sales to remain constrained through the end of our fiscal third quarter. With regard to commodity and freight costs, while we anticipate some reduction from the very high levels we experienced in the second quarter, we expect these costs to remain above last year’s level for the balance of our fiscal year. Early in our fiscal third quarter, selective price increases were implemented in both our Retail and Foodservice segments in response to the higher commodity and freight costs. Additional Retail price increases are planned for early in the fourth quarter of our fiscal year. We will also continue to generate cost savings from our lean six sigma program to help offset the higher commodity and freight expenses.
On the sales volume front, we will address our challenges through improved execution and new product introductions. For example, late in our fiscal second quarter we were excited to introduce a 3-pack of Buffalo Wild Wings® sauces to the retail club store channel under a license agreement with Buffalo Wild Wings as part of a retail test for their brand. In the coming months we will add a Parmesan Ranch flavor to our Retail segment’s line of Olive Garden® dressings. Note that this year’s earlier Easter holiday will also shift some sales into our fiscal third quarter.”

MORE. . .

PAGE 3 / LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
Conference Call on the Web
The company’s second quarter conference call is scheduled for this morning, January 25, at 10:00 a.m. ET. You may access a live webcast of the call through a link on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company website.
About the Company
Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•	the reaction of customers or consumers to price increases we may implement;

•	capacity constraints that may affect our ability to meet demand or may increase our costs;

•	dependence on contract manufacturers, distributors and freight transporters;

•	fluctuations in the cost and availability of ingredients and packaging;

•	adverse changes in freight, energy or other costs of producing, distributing or transporting our products;

•	price and product competition;

•	the impact of customer store brands on our branded retail volumes;

•	the success and cost of new product development efforts;

•	dependence on key personnel and changes in key personnel;

•	the effect of consolidation of customers within key market channels;

•	the lack of market acceptance of new products;

•	the ability to successfully grow recently acquired businesses;

•	the extent to which future business acquisitions are completed and acceptably integrated;

•	the possible occurrence of product recalls or other defective or mislabeled product costs;

•	the potential for loss of larger programs or key customer relationships;

•	changes in demand for our products, which may result from loss of brand reputation or customer goodwill;

•	maintenance of competitive position with respect to other manufacturers;

•	efficiencies in plant operations;

•	the impact of any regulatory matters affecting our food business, including any required labeling changes and their impact on consumer demand;

•	stability of labor relations;

•	the outcome of any litigation or arbitration;

•	the impact, if any, of certain contingent liabilities associated with our withdrawal from a multiemployer pension plan;

•	the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs;

•	changes in estimates in critical accounting judgments; and

MORE. . .

PAGE 4 / LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS

•
risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

# # # #

FOR FURTHER INFORMATION:	Douglas A. Fell, Vice President, Treasurer and CFO, or
Dale N. Ganobsik, Director of Investor Relations
Lancaster Colony Corporation
Phone: 614/224‑7141
Email: ir@lancastercolony.com

MORE. . .

PAGE 5 / LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
Net sales	$319,665	$326,773	$618,581	$618,134
Cost of sales	235,724	233,034	459,163	443,761
Gross profit	83,941	93,739	159,418	174,373
Selling, general & administrative expenses	36,676	34,381	67,827	64,261
Operating income	47,265	59,358	91,591	110,112
Other, net	412	206	770	293
Income before income taxes	47,677	59,564	92,361	110,405
Taxes based on income	1,757	20,608	17,055	38,049
Net income	$45,920	$38,956	$75,306	$72,356

Net income per common share: (a)
Basic	$1.67	$1.42	$2.74	$2.64
Diluted	$1.67	$1.42	$2.74	$2.63

Cash dividends per common share	$0.60	$0.55	$1.15	$1.05

Weighted average common shares outstanding:
Basic	27,396	27,366	27,396	27,364
Diluted	27,460	27,441	27,456	27,435

(a)Based on the weighted average number of shares outstanding during each period.

MORE…

PAGE 6 / LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS

LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
NET SALES
Retail	$179,286	$182,794	$341,430	$335,456
Foodservice	140,379	143,979	277,151	282,678
Total Net Sales	$319,665	$326,773	$618,581	$618,134

OPERATING INCOME
Retail	$37,316	$42,905	$70,183	$77,711
Foodservice	13,409	19,147	28,097	39,166
Corporate expenses	(3,460)	(2,694)	(6,689)	(6,765)
Total Operating Income	$47,265	$59,358	$91,591	$110,112

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	December 31, 2017	June 30, 2017
ASSETS
Current assets:
Cash and equivalents	$178,767	$143,104
Receivables	68,360	69,922
Inventories	77,659	76,376
Other current assets	18,311	11,744
Total current assets	343,097	301,146
Net property, plant and equipment	185,018	180,671
Other assets	236,361	234,588
Total assets	$764,476	$716,405

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$52,579	$41,353
Accrued liabilities	32,490	35,270
Total current liabilities	85,069	76,623
Other noncurrent liabilities and deferred income taxes	58,398	63,805
Shareholders’ equity	621,009	575,977
Total liabilities and shareholders’ equity	$764,476	$716,405

# # # #